FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications (310) 829-5400

SKECHERS ANNOUNCES SECOND QUARTER 2016
FINANCIAL RESULTS
Record Second Quarter Net Sales of $877.8 Million

MANHATTAN BEACH, CA. – July 21, 2016 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the second quarter ended June 30, 2016.

Second quarter 2016 net sales were $877.8 million compared to $800.5 million for the second quarter of 2015. Gross profit for the second quarter of 2016 was $416.3 million, or 47.4 percent of net sales, compared to $374.6 million, or 46.8 percent of net sales, for the second quarter of last year. Earnings from operations for the second quarter of 2016 were $100.4 million, or 11.4 percent of net sales, compared to earnings from operations of $112.3 million, or 14.0 percent of net sales for the second quarter of 2015.

“Skechers achieved new record second quarter net sales of $877.8 million, which led to a $1.86 billion net sales record for the first six months of 2016,” began David Weinberg, chief operating officer and chief financial officer. “The growth in the quarter was primarily attributable to a 34.6 percent increase in our international subsidiary and joint venture businesses and a 40.5 percent increase in our international Company-owned Skechers retail stores. This resulted in our international wholesale and retail business comprising 41.9 percent of total sales for the second quarter and 45.0 percent for the first six months of 2016. Company-owned Skechers retail sales increased 15.4 percent for the quarter. As expected, in our domestic wholesale business, shipments were pulled forward from April into March, resulting in significantly reduced shipments in April and a sales decrease of 5.4 percent in the second quarter, but an increase of 3.2 percent for the first six-months. Our strong gross margins of 47.4 percent for the quarter were primarily the result of higher sales increases in our international subsidiary and joint venture businesses as well as our Company-owned retail stores.”

Net earnings in the second quarter of 2016 were $74.1 million compared to net earnings of $79.8 million for the second quarter of 2015. Diluted net earnings per share in the second quarter of 2016 were $0.48 based on 155.0 million weighted average shares outstanding compared to diluted net earnings per share of $0.52 based on 154.0 million weighted average shares outstanding for the same period last year. The Company’s diluted earnings per share for the second quarter of 2016 were negatively impacted by several factors including foreign currency translation and exchange losses of $8.3 million, or $0.05 per diluted share. In addition, the Company had G&A expenses for additional VAT taxes in Brazil of $2.7 million and a fire in its Malaysia warehouse, which resulted in a pre-tax loss of approximately $0.9 million. These factors reduced diluted earnings per share by $0.02. In addition, the Company’s annual effective tax rate for the second quarter was 12.7 percent, and 18.1 percent for the first six months, which increased its net earnings and diluted earnings per share. The Company’s annual effective tax rate is significantly lower than its previous guidance, primarily due to reduced projected domestic earnings combined with increased projected earnings from its China operations, which has a lower tax rate than its U.S. effective tax rate.

For the six months ended June 30, 2016, net sales were $1.86 billion compared to net sales of $1.57 billion in the first six months of 2015. Gross profit for the first six months of 2016 was $848.4 million, or 45.7 percent of net sales, compared to $707.1 million, or 45.1 percent of net sales, for the first six months of 2015. Earnings from operations for the first six months of 2016 were $238.9 million, or 12.9 percent of net sales, compared to earnings from operations of $200.5 million, or 12.8 percent of net sales, for the first six months of 2015.

Net earnings in the first six months of 2016 were $171.7 million compared to net earnings of $135.9 million in the same period last year. For the first six months of 2016, diluted net earnings per share were $1.11 based on 154.9 million weighted average common shares outstanding compared to diluted net earnings per share of $0.88 based on 153.8 million weighted average common shares outstanding for the first six months of 2015.

Robert Greenberg, SKECHERS chief executive officer, commented: “In an environment that included economic and political uncertainty in both the United States and abroad, as well as challenges in the domestic retail space resulting in a promotional sales environment, Skechers was a brand that customers and consumers could count on—for delivering comfort, style and quality, as well as supporting it with marketing. In the second quarter, we focused on designing great new product, marketing our spring collections, previewing upcoming seasons with our global accounts, and preparing for back to school 2016. In the United States and in many markets around the world, we continued to air our celebrity campaigns for the Spring selling season—including Demi Lovato in Skechers Burst, Meghan Trainor in Skechers Originals, Sugar Ray Leonard in Skechers Sport, and Meb in Skechers GORun Ride 5, along with many other commercials, including those for our growing kids business. Already with multiple Skechers Kids commercials on air in the United States, we are looking forward to the back-to-school selling season, and the launch of our men’s and women’s campaigns in a couple weeks along with new styles including GOwalk 4. International is a key focus for Skechers as we expand our reach and deliver more product into more channels of distribution—including the expansion of our retail arm of the Company with our first Skechers stores in Belgium, Norway and Finland; another 42 Skechers stores in China—bringing the total Skechers store count to 233 in that country; and double-digit sales growth in many countries—from Germany to Canada and Scandinavia to Russia. Together with our international partners, we opened a net 133 Skechers stores in the second quarter, bringing the total number of Skechers retail stores to 1,548, of which 1,144 are outside the United States. We expect to have more than 1,600 Skechers stores by year-end, including our first retail stores in Uruguay, Paraguay, Botswana and Sri Lanka, as well as the opening next month of our store at One World Trade Center in New York. We believe that even with the political and economic challenges some countries are facing—including the challenging retail environment in the United States, Skechers remains relevant, reliable and top-of-mind with consumers. We are looking forward to maintaining our position as a brand leader in the United States, and growing our market share around the world.”

Mr. Weinberg added: “As previously mentioned, over the first half of 2016 we saw a shift in shipments between quarters in comparison to the prior year period. Last year’s second quarter was extremely strong as shipments were pushed from the first quarter into the second quarter of 2015, while this year shipments were pulled from the second quarter into the first quarter of 2016. Looking at the first six months of 2016 together, net sales increased 18.4 percent, a significant achievement over a previous record period. In June 2016, we experienced our biggest shipping month in our history from our North American Distribution Center, and our European Distribution Center also exceeded its planned shipping for June, which was the biggest month in the quarter. Based on our June shipments as well as the strong start to July, we believe this positive momentum will continue into the third quarter. The shifting of shipments and changes in how our accounts are ordering is also affecting our backlog, which is down low single digits worldwide, excluding China. Total inventories decreased $29.5 million or 4.8 percent from December 31, 2015, and increased $120.1 million or 25.5 percent from June 30, 2015, and are in line with our growth and higher Company-owned store count. Our financial position is strong with $628.8 million in cash and cash equivalents. As international becomes a larger piece of our total business, we believe there is upside opportunity for the third quarter of 2016, with net sales estimated between $950 million and $975 million.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, more than 1,545 SKECHERS Company-owned and third-party retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and wholly-owned subsidiaries in Brazil, Canada, Chile, Japan, Latin America and throughout Europe. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion and opening of new stores, the completion of the expansion and upgrade of the Company’s European distribution center, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and its quarterly report on Form 10-Q for the quarter ended March 31, 2016. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$628,827	$507,991
Trade accounts receivable, net	468,572	343,930
Other receivables	20,545	18,661

Total receivables	489,117	362,591
Inventories	590,711	620,247
Prepaid expenses and other current assets	57,283	57,363

Total current assets	1,765,938	1,548,192
Property, plant and equipment, net	464,403	435,907
Deferred tax assets	17,680	17,825
Other assets	43,411	37,954

Total non-current assets	525,494	491,686

TOTAL ASSETS	$2,291,432	$2,039,878

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,775	$15,653
Accounts payable	534,180	473,983
Short-term borrowings	3,274	59
Accrued expenses	71,661	87,318

Total current liabilities	610,890	577,013
Long-term borrowings, net of current installments	68,053	68,942
Deferred tax liabilities	9,058	8,507
Other long-term liabilities	11,740	9,682

Total non-current liabilities	88,851	87,131
Total liabilities	699,741	664,144
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,524,481	1,327,556
Noncontrolling interests	67,210	48,178

Total equity	1,591,691	1,375,734

TOTAL LIABILITIES AND EQUITY	$2,291,432	$2,039,878

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$877,810	$800,464	$1,856,604	$1,568,461
Cost of sales	461,556	425,856	1,008,198	861,313

Gross profit	416,254	374,608	848,406	707,148
Royalty income	3,307	3,630	5,932	5,512

	419,561	378,238	854,338	712,660

Operating expenses:
Selling	75,966	64,875	129,844	113,967
General and administrative	243,240	201,021	485,589	398,162
	319,206	265,896	615,433	512,129

Earnings from operations	100,355	112,342	238,905	200,531
Other income (expense):
Interest, net	(1,542)	(2,884)	(2,664)	(5,534)
Other, net	(2,604)	2,990	175	(1,771)

	(4,146)	106	(2,489)	(7,305)

Earnings before income tax expense	96,209	112,448	236,416	193,226
Income tax expense	12,200	25,383	42,768	44,503

Net earnings	84,009	87,065	193,648	148,723
Less: Net earnings attributable to noncontrolling interests	9,902	7,283	21,929	12,861

Net earnings attributable to Skechers U.S.A., Inc.	$74,107	$79,782	$171,719	$135,862

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.48	$0.52	$1.12	$0.89

Diluted	$0.48	$0.52	$1.11	$0.88

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	154,049	152,712	153,901	152,565

Diluted	155,023	154,027	154,912	153,778